Exhibit 99.1

         Jones Lang LaSalle Reports Strong Third Quarter Global Results

    CHICAGO and LONDON, Nov. 3 /PRNewswire-FirstCall/ -- Jones Lang LaSalle Incorporated (NYSE: JLL), the leading global real estate services and money management firm, today reported net income of $15.3 million, or $0.47 per diluted share of common stock, for the third quarter of 2004. Year-to-date net income totaled $14.3 million, or $0.43 per diluted share. The third quarter results include a benefit from a non-recurring credit of $1.4 million
($0.03 per diluted share). The year-to-date results include an expense of $11.6 million ($0.26 per diluted share) associated with the planned early redemption of the firm's euro 165 million 9 percent Senior Notes ("Senior Notes") and non-recurring credits of $2.3 million ($0.05 per diluted share).


     Third Quarter Highlights
     -- Revenues increased 17 percent year over year in local currencies -- Operating income improved year over year in all business segments -- EBITDA 62 percent higher year to date



    "We continue to report improving financial results in all of our business segments, the result of leveraging operational excellence in an improving world economy. I have been impressed with the strong financial and operational performance which our businesses have demonstrated in my first quarter as CEO. We are well positioned going into the strongest business quarter of the year," said Colin Dyer, the firm's new President and Chief Executive Officer.

    The 2004 results compare favorably to the 2003 third quarter net income of $7.4 million ($0.23 per diluted share) and year-to-date net loss of $1.3 million ($0.04 per share), which included non-recurring credits of $1.5 million ($0.03 per diluted share) for the quarter and non-recurring charges of $2.7 million ($0.06 per diluted share) year to date. EBITDA year to date of $64.6 million reflected a significant increase over the prior-year EBITDA of $39.9 million.

    Revenues for 2004 increased by $52.9 million to $271.0 million for the quarter, a 24 percent increase in U.S. dollars, 17 percent in local currencies, as all segments again reported year-over-year revenue improvement. Year-to-date revenues of $764.6 million were up 23 percent in U.S. dollars, 16 percent in local currencies. The revenue growth resulted from increased transaction activity across the Investor and Occupier Services businesses of leasing and capital markets, where clients continued to demonstrate increased confidence in the prospects for economic and business recovery. In addition, the strength of real estate as an investment class has increased opportunities for the Real Estate Money Management business to realize value for clients. This generated higher equity earnings where the firm co-invested alongside clients, as well as incentive fees, as LaSalle Investment Management continued to deliver investment performance exceeding targeted returns.

    Operating expenses were $248.7 million for the third quarter and $724.8 million for the year to date, an increase of 16 percent and 12 percent in local currencies, respectively. The increase in expenses for both the quarter and year is primarily due to incentive compensation accruals, the timing of which is the result of the stronger year-over-year revenue performance as well as the timing of revenue increases. Operating and administrative expense increased 11 percent for the quarter and 9 percent year to date in local currencies as revenue-generation-related costs supported the increased business activity. Included in the quarter was an increase in reserves for prior insurance year claims.

    Non-recurring and restructuring expense for the quarter included a credit of $4.3 million for cash received as part of the settlement of litigation related to the 2003 abandonment of a property management system in our Australian business. The $4.3 million is the first installment of a total settlement amount of $7.1 million, the additional $2.8 million to be received in installments in 2005. Each of these future installments will be recorded as a credit to non-recurring and restructuring expense when the cash is received. Also included in non-recurring expense in the quarter was a net $1.9 million impairment for investments made by the closed residential land business and $0.6 million of additional costs related to excess lease space as a result of the 2002 restructuring program.

    Interest expense of $1.0 million for the quarter was significantly lower than the $4.7 million incurred in the third quarter of 2003, reflecting the continued pay-down of debt and the early redemption of the Senior Notes in June 2004. The year-to-date interest expense of $20.0 million includes
$11.6 million for the premium paid for the early redemption and associated accelerated debt issuance costs. Net debt and cash at September 30, 2004, was $166 million, a $29 million reduction from September 30, 2003.

    The current-quarter tax expense of $6.0 million reflects an estimated
28 percent effective tax rate for 2004. The prior-year tax expense of $3.9 million reflected an estimated 32 percent effective tax rate. The 2004 estimated effective tax rate of 28 percent is consistent with the tax rate ultimately achieved for 2003 and reflects the continued disciplined management of the global tax position.



    Business Segment Third Quarter Performance Highlights

    Investor and Occupier Services ("IOS")
    -- The Americas operating performance continued to improve as a result of the strengthening economy and the favorable execution of its core businesses and strategic investments, demonstrated by revenues up
       22 percent in the quarter and 18 percent year to date. The Real Estate Occupier Services business, marketed as Corporate Solutions, generates over 55 percent of the region's income and grew 23 percent from the prior year's quarter. Within this business, tenant representation revenues, which are recorded in implementation services revenues, increased over 60 percent in what is traditionally a slow quarter. Also, corporate facility outsourcings continued to demonstrate strong growth, as evidenced by an increase of nearly 70 million square feet under management as compared to the prior year, bringing the total portfolio to approximately 240 million square feet. During the quarter, strategic investments in New York continued while the project and development capabilities expanded by acquiring Quartararo & Associates, a 40-person consultative project management company. Year-to-date New York performance is up over 35 percent when compared to the prior year. In the leasing and management group, leasing-only assignments continue to be emphasized as many large property owners undertake self management, reducing managed portfolio revenues. Offsetting this trend, the firm's decision in September to renew its global headquarters location in Chicago resulted in establishing a new client relationship with Wells Real Estate Funds, which retained the firm to lease and manage an eight-property, 4.8-million-square-foot portfolio.

    -- The European region saw the positive revenue momentum of the first six months continue in the third quarter. In local currencies, revenue in the quarter and year to date increased 10 percent and 12 percent, respectively. Revenue growth was led by increasing activity in the leasing markets in France and England, together with strong capital markets performance, both of which are recorded in implementation services revenues. Russia and Central Europe, locations where significant additional resources have been invested in the last two years, continued to see strong growth. The Irish and Spanish markets also experienced revenue strength. Operating expenses year over year increased 22 percent in U.S. dollars, 11 percent in local currencies, for the quarter. The most significant component of the increase was the timing impact of increased accrued incentive compensation, which follows the timing and size of the improved revenue performance. Additionally, operating expenses for the quarter included increased reserves relating to insurance claims outstanding from prior years.

    -- Third quarter revenue performance for the Asia Pacific region continued to accelerate year over year, increasing 33 percent in U.S. dollars, 26 percent in local currencies in the quarter. Year to date, the revenue increase is 28 percent in U.S. dollars and 19 percent in local currencies. The growth markets of India and North Asia had a revenue increase of approximately 50 percent for the quarter and year to date, dominated by China, India and Japan. The core market of Hong Kong also had strong revenue growth, reflecting improved sentiment in the local economy overall and resulting in increased transaction activity levels maximized by the firm's leading market position. The Hotels business also had very strong performance, particularly in the core market of Australia. Operating expenses for the quarter increased 28 percent in U.S. dollars, 21 percent in local currencies, driven by accrued incentive compensation expense, reflecting the timing and size of the strong revenue performance as well as continued investment in people and technology in the growth markets of China, India and Japan. Operating income of $1.7 million for the quarter reduced the year-to-date operating loss to $1.8 million, a significant improvement over the prior year operating losses of $0.5 and $5.3 million for the quarter and year to date, respectively.


    Investment Management
    -- LaSalle Investment Management revenues in the third quarter were up
       23 percent in U.S. dollars, 16 percent in local currencies over the prior year, primarily driven by increased transaction fees, incentive fees and equity earnings. Year-to-date revenues are up 30 percent in U.S. dollars and 22 percent in local currencies, primarily driven by equity earnings of $9.6 million versus the prior year equity loss of $0.3 million. The current real estate market is attractive for realizing value for clients in a shorter timeframe than originally planned. As a result, several large transactions have been accelerated to lock in performance gains. Moreover, the strength of the real estate capital markets has resulted in higher than originally targeted investment returns, which has increased incentive fees to $4.4 million for the year as compared to the prior year of $1.9 million. The business continued to emphasize growth in the annuity revenues of advisory fees, which increased 4 percent for the quarter and 8 percent year to date. Operating expenses have increased 19 percent in U.S. dollars, 12 percent in local currencies, as the business has increased acquisition staff to deploy the increased commitments to funds under management as well as increased incentive compensation. Co-investment capital increased $24.6 million in the quarter and $19.6 million year to date. This reflected the firm's investment in the increased acquisition activity that has exceeded asset sales, as well as the acquisition of specific assets in anticipation of a new fund launch.


    Outlook

    The strong momentum shown in the firm's results year to date is expected to continue into the seasonally strong fourth quarter. Full-year diluted earnings, excluding the costs of the early redemption of the Senior Notes ($0.26 per share) and all non-recurring items, are expected to exceed $1.60 per diluted share.


    About Jones Lang LaSalle

    Jones Lang LaSalle is the world's leading real estate services and money management firm, operating across more than 100 markets around the globe. The company provides comprehensive integrated expertise, including management services, implementation services and investment management services on a local, regional and global level to owners, occupiers and investors. Jones Lang LaSalle is also the industry leader in property and corporate facility management services, with a portfolio of over 800 million square feet
(74 million square meters) under management worldwide. LaSalle Investment Management, the company's investment management business, is one of the world's largest and most diverse real estate money management firms, with approximately $24 billion of assets under management.

    Statements in this press release regarding, among other things, future financial results and performance, achievements, plans and objectives may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance, achievements, plans and objectives of Jones Lang LaSalle to be materially different from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include those discussed under "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Quantitative and Qualitative Disclosures about Market Risk," and elsewhere in Jones Lang LaSalle's Annual Report on Form 10-K for the year ended December 31, 2003, under "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Quantitative and Qualitative Disclosures about Market Risk," and elsewhere in Jones Lang LaSalle's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004, and in other reports filed with the Securities and Exchange Commission. Statements speak only as of the date of this release. Jones Lang LaSalle expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein to reflect any change in Jones Lang LaSalle's expectations or results, or any change in events.


    Conference Call

    The firm will conduct a conference call for shareholders, analysts and investment professionals on Thursday, November 4, at 9:00 a.m. EST.

    To participate in the teleconference, please dial into one of the following phone numbers five to ten minutes before the start time:


     -- United States callers: +1 877 809 9540

     -- International callers: +1 706 679 7364


    Replay Information Available: (12:00 p.m. EST) Thursday, November 4, through (Midnight EST) Thursday, November 11, at the following numbers:


     -- International callers: +1 706 645 9291
     -- U.S. callers: +1 800 642 1687
     -- Pass code: 1527295

    Live web cast (available through November 11)
    Follow these steps to listen to the web cast:
    1. You must have a minimum 14.4 Kbps Internet connection

    2. Log onto: http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=81245&eventID=954885

    3. Download free Windows Media Player software: (link located under registration form)


    If you experience problems listening, send an e-mail to webcast.info@tfn.com


    This information is also available on the company's website at http://www.joneslanglasalle.com .



                         JONES LANG LASALLE INCORPORATED
                       Consolidated Statements of Earnings
         For the Three and Nine Months Ended September 30, 2004 and 2003
                        (in thousands, except share data)
                                   (Unaudited)

                                Three Months Ended        Nine Months Ended
                                  September 30,             September 30,
                                2004         2003         2004         2003
    Revenue:
      Fee based services      $263,949     $213,169     $740,545     $608,135
      Equity in earnings
       (loss) from
       unconsolidated
       ventures                  1,034          (77)      10,071         (282)
      Other income               5,968        4,983       14,031       11,691
        Total revenue          270,951      218,075      764,647      619,544

    Operating expenses:
      Compensation and
       benefits                175,020      137,276      505,470      407,054
      Operating,
       administrative and
       other                    66,630       57,176      196,961      169,845
      Depreciation and
       amortization              8,435        9,082       24,678       28,058
      Non-recurring and
       restructuring
       charges/(credits):
       Compensation and
        benefits                    (5)      (1,476)        (142)      (2,063)
       Operating,
        administrative and
        other                   (1,403)          25       (2,196)       4,765

        Total operating
         expenses              248,677      202,083      724,771      607,659

        Operating income        22,274       15,992       39,876       11,885

    Interest and other costs:
      Interest expense, net
       of interest income        1,016        4,708        8,472       13,726
      Loss on extinguishment
       of Euro Notes                 -            -        11,561           -
        Total interest and
         other costs             1,016        4,708       20,033       13,726

        Income (loss) before
         provision (benefit)
         for income taxes       21,258       11,284       19,843       (1,841)

    Net provision (benefit)
     for income taxes            5,953        3,873        5,557         (590)

        Net income (loss)      $15,305       $7,411      $14,286      $(1,251)

    EBITDA (1)                 $30,709      $25,074      $64,554      $39,943

    Basic income (loss)
     per common share            $0.49        $0.24        $0.46       $(0.04)

    Basic weighted average
     shares outstanding     30,936,792   31,181,095   30,912,114   30,875,168

    Diluted income (loss)
     per common share            $0.47        $0.23        $0.43       $(0.04)

    Diluted weighted
     average shares
     outstanding            32,894,416   32,409,506   32,850,218   30,875,168


    Please reference attached financial statement notes.


                         JONES LANG LASALLE INCORPORATED
                            Segment Operating Results
         For the Three and Nine Months Ended September 30, 2004 and 2003
                                  (in thousands)
                                   (Unaudited)

                                 Three Months Ended      Nine Months Ended
                                   September 30,           September 30,
                                  2004        2003        2004        2003
    INVESTOR & OCCUPIER SERVICES -
      AMERICAS
        Revenue:
          Implementation
            services              $36,763     $25,503     $98,756     $70,882
          Management services      44,774      41,389     124,070     119,709
          Equity earnings               -           -         467           -
          Other services            1,871       1,308       4,613       3,495
          Intersegment revenue        234          93         615         432
                                   83,642      68,293     228,521     194,518
        Operating expenses:
          Compensation, operating
           and administrative      70,385      55,951     201,425     171,822
          Depreciation and
           amortization             3,495       4,508      10,519      13,717
           Operating income(2)     $9,762      $7,834     $16,577      $8,979

      EUROPE
        Revenue:
          Implementation
           services               $73,108     $57,854    $214,710    $162,742
          Management services      23,166      20,678      69,890      65,594
          Other services            3,235       3,352       7,191       6,862
                                   99,509      81,884     291,791     235,198
        Operating expenses:
          Compensation, operating
           and administrative      94,046      76,539     277,702     223,345
          Depreciation and
           amortization             2,543       2,785       7,998       8,331
           Operating income(2)     $2,920      $2,560      $6,091      $3,522

      ASIA PACIFIC
        Revenue:
          Implementation
           services               $33,151     $23,316     $82,557     $60,383
          Management services      22,613      18,509      64,546      54,443
          Other services              469         306       1,226       1,110
                                   56,233      42,131     148,329     115,936
        Operating expenses:
          Compensation, operating
           and administrative      52,403      41,084     144,835     116,179
          Depreciation and
           amortization             2,104       1,519       5,247       5,098
           Operating income
            (loss)(2)              $1,726       $(472)    $(1,753)    $(5,341)

    INVESTMENT MANAGEMENT-
      Revenue:
        Implementation and
         other services            $3,094        $996      $8,012      $3,324
        Advisory fees              24,615      23,585      74,636      69,348
        Incentive fees              3,058       1,356       4,369       1,934
        Equity earnings (loss)      1,034         (77)      9,604        (282)
                                   31,801      25,860      96,621      74,324

      Operating expenses:
        Compensation, operating
         and administrative        25,049      20,971      79,083      65,985
        Depreciation and
         amortization                 294         270         915         912
         Operating income(2)       $6,458      $4,619     $16,623      $7,427

     Total segment revenue       $271,185    $218,168    $765,262    $619,976
     Intersegment revenue
      eliminations                   (234)        (93)       (615)       (432)
       Total revenue             $270,951    $218,075    $764,647    $619,544

     Total segment operating
      expenses                   $250,319    $203,627    $727,724    $605,389
     Intersegment operating
      expense eliminations           (234)        (93)       (615)       (432)
       Total operating expenses
        before non-recurring and
         restructuring charges   $250,085    $203,534    $727,109    $604,957

       Operating income before
        non-recurring and
         restructuring
         charges(2)               $20,866     $14,541     $37,538     $14,587

    Please reference attached financial statement notes.


                         JONES LANG LASALLE INCORPORATED
                           Consolidated Balance Sheets
           September 30, 2004, December 31, 2003 and September 30, 2003
                                  (in thousands)


                                         September 30,           September 30,
                                            2004    December 31,     2003
                                        (Unaudited)     2003      (Unaudited)
    ASSETS
    Current assets:
      Cash and cash equivalents           $21,628      $63,105      $13,601
      Trade receivables, net of
        allowances                        233,332      253,126      182,764
      Notes receivable                      2,315        3,698        2,733
      Other receivables                    13,626        8,317        8,528
      Prepaid expenses                     23,585       18,866       18,351
      Deferred tax assets                  18,730       18,097       31,428
      Other assets                         13,949        7,731       10,411
          Total current assets            327,165      372,940      267,816

    Property and equipment, at cost, less
     accumulated depreciation              67,017       71,621       69,487
    Intangibles resulting from business
     acquisitions and JLW merger,
     net of accumulated amortization 346,794 347,608 339,854 Investments in and loans to real
     estate ventures                       90,965       71,335       66,918
    Long-term receivables, net             13,568       13,007       12,722
    Prepaid pension asset                  13,884       11,920            -
    Deferred tax assets                    45,924       43,252       23,441
    Debt issuance costs                     1,906        4,113        4,333
    Other assets, net                      11,137        7,144        7,965
                                         $918,360     $942,940     $792,536

    LIABILITIES AND STOCKHOLDERS' EQUITY
    Current liabilities:
      Accounts payable and accrued
       liabilities                        $81,303      $96,466      $86,988
      Accrued compensation                133,802      154,317       80,113
      Short-term borrowings                27,210        3,592       10,052
      Deferred tax liabilities              3,498        2,623          687
      Other liabilities                    43,616       28,414       29,243
          Total current liabilities       289,429      285,412      207,083

    Long-term liabilities:
      Credit facilities                   160,820            -        6,000
      9% Senior Euro Notes, due 2007            -      207,816      192,323
      Deferred tax liabilities              4,711          761          838
      Minimum pension liability                 -            -        6,396
      Other                                29,434       17,960       13,429
          Total liabilities               484,394      511,949      426,069

    Commitments and contingencies

    Stockholders' equity:
      Common stock, $.01 par value per
       share, 100,000,000 shares
       authorized; 32,803,655,
       31,762,077 and 31,556,318 shares
       issued and outstanding as of
       Sept. 30, 2004, Dec. 31, 2003 and
       Sept. 30, 2003, respectively           328          318          316
      Additional paid-in capital          539,184      519,438      502,023
      Deferred stock compensation         (20,151)     (21,649)     (14,450)
      Retained deficit                    (45,060)     (59,346)     (96,662)
      Stock held by subsidiary            (48,683)     (12,846)      (4,659)
      Stock held in trust                    (551)        (460)        (460)
      Accumulated other comprehensive
       income (loss)                        8,899        5,536      (19,641)
          Total stockholders' equity      433,966      430,991      366,467
                                         $918,360     $942,940     $792,536

    Please reference attached financial statement notes.


                         JONES LANG LASALLE INCORPORATED
                Summarized Consolidated Statements of Cash Flows
              For the Nine Months Ended September 30, 2004 and 2003
                                 (in thousands)
                                   (Unaudited)

                                               Nine Months Ended September 30,
                                                   2004 (3)          2003 (3)

    Cash provided by earnings                      $51,644           $46,461

    Cash used in working capital                   (15,188)          (11,120)

    Cash used in investing activities              (35,391)           (7,639)

    Cash used in financing activities              (42,542)          (27,755)

          Net decrease in cash                     (41,477)              (53)

    Cash and cash equivalents, beginning
     of period                                      63,105            13,654
    Cash and cash equivalents, end of
     period                                        $21,628           $13,601

    Please reference attached financial statement notes.



                         JONES LANG LASALLE INCORPORATED
               Schedule of Non-Recurring and Restructuring Charges
         For the Three and Nine Months Ended September 30, 2004 and 2003
                        (in thousands, except share data)
                                   (Unaudited)


                                   Three Months Ended      Nine Months Ended
                                     September 30,           September 30,
                                    2004        2003        2004        2003

    Non-Recurring & Restructuring
     Charges

    Land Investment & Development
     Group Impairment Charges       1,852           -         573           -

    Insolvent Insurance
     Providers                          -           -           -        (606)

    Abandonment of Property
     Management Accounting
     System
    - Compensation & Benefits          (2)          -          74         113
    - Operating,
     Administrative & Other        (3,848)         97      (3,495)      4,919

    2001 Global Restructuring
     Program
    - Compensation & Benefits          (3)         15         (41)         97
    - Operating,
     Administrative & Other             -           -           -           -

    2002 Global Restructuring
     Program
    - Compensation & Benefits           -      (1,491)       (175)     (2,273)
    - Operating,
     Administrative & Other           593         (72)        726         452


    Total Non-Recurring &
     Restructuring Charges
     (Credits)                     (1,408)     (1,451)     (2,338)      2,702

    Net expense (benefit) for
     Income Taxes on
    Non-Recurring and
     Restructuring
     Charges/(Credits)                394         464         655        (865)

    Non-Recurring and
     Restructuring Charges
     (Credits) After Tax           (1,014)       (987)     (1,683)      1,837

    Diluted Weighted Average
     Shares Outstanding        32,894,416  32,409,506  32,850,218  30,875,168

    Per Share Impact of Non-
     Recurring and
     Restructuring Charges
     (Credits)                      (0.03)      (0.03)      (0.05)       0.06


     Please reference attached financial statement notes.


                         JONES LANG LASALLE INCORPORATED
            CURRENCY ANALYSIS OF REVENUES AND OPERATING INCOME (LOSS)
                                  (in millions)
                                   (Unaudited)

                            Pound         Australian   US
                          Sterling(4) Euro  Dollar   Dollar(4)  Other  TOTAL
                              $        $       $        $         $       $
    REVENUES (4)
      Q1, 2004               50.5     43.5   17.6      77.9     33.3    222.8
      Q2, 2004               56.2     48.2   23.4      94.3     48.8    270.9
      Q3, 2004               59.6     40.7   23.9     102.2     44.5    270.9
      Total                 166.3    132.4   64.9     274.4    126.6    764.6
      Q1, 2003               37.7     37.2   13.7      70.0     29.3    187.9
      Q2, 2003               43.9     36.5   18.7      75.9     38.6    213.6
      Q3, 2003               50.7     36.7   19.6      84.0     27.1    218.1
      Total                 132.3    110.4   52.0     229.9     95.0    619.6

    OPERATING INCOME (LOSS) (4)
      Q1, 2004               -2.5      4.8   -1.5      -3.4     -2.0     -4.6
      Q2, 2004                1.6      4.9    2.2       9.2      4.3     22.2
      Q3, 2004                4.5     -0.5    6.2       8.6      3.5     22.3
      Total                   3.6      9.2    6.9      14.4      5.8     39.9
      Q1, 2003               -2.6      2.9   -1.4      -2.4     -3.4     -6.9
      Q2, 2003               -0.4      0.1   -4.1       1.9      5.3      2.8
      Q3, 2003                4.8      1.9    0.7       7.4      1.2     16.0
      Total                   1.8      4.9   -4.8       6.9      3.1     11.9

    AVERAGE EXCHANGE RATES
      Q1, 2004              1.842    1.246  0.764       N/A      N/A      N/A
      Q2, 2004              1.811    1.206  0.710       N/A      N/A      N/A
      Q3, 2004              1.817    1.223  0.710       N/A      N/A      N/A
      Q1, 2003              1.600    1.075  0.595       N/A      N/A      N/A
      Q2, 2003              1.624    1.140  0.644       N/A      N/A      N/A
      Q3, 2003              1.617    1.130  0.656       N/A      N/A      N/A

        Please reference attached financial statement notes.



                         JONES LANG LASALLE INCORPORATED
                            Financial Statement Notes

    (1) EBITDA represents earnings before net interest expense, income taxes, depreciation and amortization. Management believes that EBITDA is useful to investors as a measure of operating performance, cash generation and ability to service debt. EBITDA is also used in the calculation of certain covenants related to our revolving credit facility. However, EBITDA should not be considered an alternative to
        (i) net income (loss) (determined in accordance with GAAP), (ii) cash flows (determined in accordance with GAAP), or (iii) liquidity.

        Reconciliation from operating income to EBITDA (in thousands):

                                      Three Months Ended    Nine Months Ended
                                          September 30,       September 30,
                                         2004      2003      2004      2003

        Operating income               $22,274   $15,992   $39,876    $11,885
        Plus: Depreciation and
         amortization                    8,435     9,082    24,678     28,058
        EBITDA                         $30,709   $25,074   $64,554    $39,943

    (2) For purposes of this analysis we have determined that the allocation of the non-recurring charges to our segments is not meaningful to investors. Additionally, we evaluate the performance of our segment results without these charges being allocated.

    (3) The consolidated statements of cash flows are presented in summarized form. Please reference our third quarter Form 10-Q for detailed consolidated statements of cash flows.

    (4) The objective of this presentation is to provide guidance as to the key currencies that the Company does business in and their significance to reported revenues and operating income (loss). The operating income (loss) sourced in pound sterling and US dollars understates the profitability of the businesses in the United Kingdom and America because it includes the locally incurred expenses of our global offices in London and Chicago, respectively, as well as the European regional office in London. The revenues and operating income
        (loss) of the global investment management business are allocated to their underlying currency, which means that this analysis may not be consistent with the performance of the geographic IOS segments. In particular, as incentive fees are earned by this business, there may be significant shifts in the geographic mix of revenues and operating income (loss).



SOURCE  Jones Lang LaSalle
    -0-                             11/03/2004
    /CONTACT: Lauralee Martin, Chief Financial Officer of Jones Lang LaSalle Incorporated, +1-312-228-2073/
    /Web site:  http://www.joneslanglasalle.com /
    (JLL)

CO:  Jones Lang LaSalle
ST:  Illinois
IN:  FIN LEI RLT
SU:  ERN ERP CCA